SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest
Event Reported): November 15, 2004

WJ COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Commission file number 000-31337

DELAWARE	94-1402710
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

401 River Oaks Parkway, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

(408) 577-6200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On November 11, 2004, WJ Communications, Inc (the “Company”) entered into an Amended and Restated Employment Agreement, effective on that date, with Michael R. Farese, Ph.D. (the “Employment Agreement”), the Company’s President and Chief Executive Officer.  The Employment Agreement, which was approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”), extends the term of Dr. Farese’s employment as the Company’s President and Chief Executive Officer, by three years to November 11, 2007 with automatic one year extensions thereafter.  A copy of the agreement is filed as Exhibit 10.1 to this report and incorporated herein by reference.

The material terms of the Employment Agreement include the following: (i) Dr. Farese’s annual base salary will remain $350,000; (ii) beginning in fiscal year 2005, Dr. Farese is eligible for an annual target incentive bonus opportunity of one-hundred percent of his then-current annual base salary based on achievement of certain financial perfomance objectives and certain major business objectives as determined by the Compensation Committee, his annual bonus for the fiscal year ending December 31, 2004 shall be determined in accordance with the applicable provisions of his prior employment agreement dated February 4, 2002; (iii) subject to the approval of any plan amendment or adoption by the Company’s shareholders, as required under the Nasdaq exchange rules applicable to the adoption or expansion of equity compensation arrangements and Dr. Farese’s consent to the cancellation by the Company of the grant of options to acquire 1.4 million shares of the Company’s common stock made to him in March 2004, Dr. Farese will be granted 372,500 Time-Vested Restricted Stock Units (“Time RSUs”) with 312,500 Time RSUs to be one hundred percent vested as of the date of grant and 60,000 Time RSUs to vest ratably on a monthly basis over a thirty-month period following the grant date and 500,000 Performance-Vested Restricted Stock Units (“Performance RSUs”) which shall vest upon achievement of certain average trading prices of the Company’s common stock as set forth in the Employment Agreement. Each Time RSU and Performance RSU (together the “RSUs”) that are vested shall be convertible into an equal number of shares of the Company’s common stock. The terms and conditions of the Executive Time Vesting Stock Option Agreement dated March 4, 2002 shall remain unchanged for the purposes of this Employment Agreement except that the time period during which vested options can be exercised following a termination of employment by the Company without cause, by Dr. Farese for good reason, or because of his death or disability shall in each case be eighteen months.

Pursuant to the Employment Agreement, if the Company terminates Dr. Farese’s employment other than for cause or disability or if Dr. Farese terminates his employment with the Company for good reason (a “Termination Event”), and Dr. Farese’s employment is not terminated automatically as a result of his death, the Company will pay him an amount equal to one hundred fifty percent of his annual base salary. Notwithstanding the preceding sentence, the severance benefit shall be computed as an amount equal to two hundred ninety-nine percent of his annual base salary solely in a circumstance in which there has occurred a change in control within three months prior to the Termination Event.  Also, within six months following a change in control, any then unvested RSUs shall become fully vested as of such termination date.  Dr. Farese shall also remain eligible to receive group health insurance benefits under the Company’s benefit plans for one year following the termination of his employment with the Company so long as such benefit plans permit such continued participation (or for three years following the termination of his employment with the Company in the event of a change in control).

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits

10.1                      Amended and Restated Employment Agreement, dated and effective November 11, 2004, by and between the Company and Michael R. Farese, Ph.D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WJ COMMUNICATIONS, INC.

	By:	/s/ DAVID R. PULVINO
David R. Pulvino
Principal Accounting Officer
Dated: November 15, 2004

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated and effective November 11, 2004, by and between the Company and Michael R. Farese, Ph.D.